EXHIBIT 99.1

                           FINANCIAL STATEMENTS AND
              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

                      TELENATIONAL COMMUNICATIONS, INC.

                          December 31, 2005 and 2004

                      TELENATIONAL COMMUNICATIONS, INC.

                              TABLE OF CONTENTS


                                                                    Page
                                                                    ----
 Report of Independent Certified Public Accountants..............     3

 Financial Statements

  Balance Sheets. ...............................................     4

  Statements of Income ..........................................     5

  Statements of Changes in Stockholders' Equity .................     6

  Statements of Cash Flows ......................................     7

  Notes to Financial Statements .................................     8

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
              --------------------------------------------------

 To the Shareholders of
 Telenational Communications, Inc.

 We have audited the accompanying balance sheets of Telenational Communications, Inc. (the "Company") as of December 31, 2005 and 2004 and the related statements of income, changes in stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

 We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

 In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Telenational Communications, Inc. as of December 31, 2005 and 2004, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.


 /s/ KBA GROUP LLP

 KBA Group LLP
 Dallas, Texas
 April 11, 2006

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                      TELENATIONAL COMMUNICATIONS, INC.

                                BALANCE SHEETS


                                   ASSETS
                                   ------

                                          March 31,         December 31,
                                          ---------    ----------------------
                                            2006         2005         2004
                                          ---------    ---------    ---------
                                         (unaudited)
 Current assets
   Cash and cash equivalents             $  563,074   $  553,500   $1,184,639
   Accounts receivable, net of allowance
     for doubtful accounts of $25,000
     (unaudited), $22,509 and $2,397,
     respectively                           820,252      877,411      547,769
   Prepaid expenses and other
     current assets                          56,592       42,078       45,679
                                          ---------    ---------    ---------
     Total current assets                 1,439,918    1,472,989    1,778,087

 Property and equipment, net                202,951      219,247      166,661

 Non-current accounts receivable             12,712       21,454      118,098

 Other assets                                18,665       26,297       86,447
                                          ---------    ---------    ---------
     Total assets                        $1,674,246   $1,739,987   $2,149,293
                                          =========    =========    =========

                    LIABILITIES AND STOCKHOLDERS' EQUITY
                    ------------------------------------

 Current liabilities
   Accounts payable and accrued
     liabilities                         $  745,628   $  739,426   $1,362,656
   Customer deposits                         16,183       16,183       16,664
                                          ---------    ---------    ---------
     Total current liabilities              761,811      755,609    1,379,320

 Commitments and contingencies

 Stockholders' equity
   Common stock - par value $.0001
   per share; 1,000 shares authorized,
   issued and outstanding                         1            1            1
  Additional paid-in capital                    999          999          999
  Retained earnings                         911,435      983,378      768,973
                                          ---------    ---------    ---------
      Total stockholders' equity            912,435      984,378      769,973
                                          ---------    ---------    ---------
      Total liabilities and
        stockholders' equity             $1,674,246   $1,739,987   $2,149,293
                                          =========    =========    =========

     The accompanying notes are an integral part of this financial statement.

                      TELENATIONAL COMMUNICATIONS, INC.

                             STATEMENT OF INCOME


                                 Three Months Ended           Year Ended
                                       March 31,             December 31,
                                ----------------------  ----------------------
                                   2006        2005        2005        2004
                                ----------  ----------  ----------  ----------
                               (unaudited) (unaudited)

 Revenues                      $ 2,722,025 $ 2,689,260 $10,907,141 $10,273,619

 Cost and expenses
   Cost of services              1,870,491   1,754,758   7,159,393   6,672,310
   Sales and marketing expenses    296,549     338,492   1,235,777   1,072,040
   General and administrative
     expenses                      450,817     421,936   1,980,911   2,121,592
   Depreciation and amortization    16,766      11,987      56,616      48,463
                                ----------  ----------  ----------  ----------
     Total costs and expenses    2,634,623   2,527,173  10,432,697   9,914,405
                                ----------  ----------  ----------  ----------
     Operating income               87,402     162,087     474,444     359,214

 Other income                            -           -       9,095      15,250
                                ----------  ----------  ----------  ----------
 Net income                    $    87,402 $   162,087 $   483,539 $   374,464
                                ==========  ==========  ==========  ==========

     The accompanying notes are an integral part of this financial statement.

                      TELENATIONAL COMMUNICATIONS, INC.

                STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                    Years Ended December 31, 2005 and 2004


                                   Common Stock     Additional
                                 ----------------    Paid-in    Retained
                                 Shares    Amount    Capital    Earnings      Total
                                 ------    ------    -------    ---------   ---------
 Balances at December 31, 2003    1,000   $     1   $    999   $  539,251  $  540,251

 Distributions to stockholders        -         -          -     (144,742)   (144,742)

 Net income                           -         -          -      374,464     374,464
                                 ------    ------    -------    ---------   ---------
 Balances at December 31, 2004    1,000         1        999      768,973     769,973

 Distributions to stockholders        -         -          -     (269,134)   (269,134)

 Net income                           -         -          -      483,539     483,539
                                 ------    ------    -------    ---------   ---------
 Balances at December 31, 2005    1,000   $     1   $    999   $  983,378  $  984,378
                                 ======    ======    =======    =========   =========

 The accompanying notes are an integral part of these consolidated financial statements.

                      TELENATIONAL COMMUNICATIONS, INC.

                           STATEMENTS OF CASH FLOWS


                                         Three Months Ended           Year Ended
                                               March 31,             December 31,
                                        ----------------------  ----------------------
                                           2006        2005        2005        2004
                                        ----------  ----------  ----------  ----------
                                       (unaudited) (unaudited)
 Cash flows from operating activities
  Net income                           $    87,402 $   162,087 $   483,539 $   374,464
  Adjustments to reconcile net income
   to net cash provided by (used in)
   operating activities
   Depreciation and amortization            16,766      11,987      56,616      48,463
   Provision for doubtful accounts           2,491       9,512      20,112     (58,831)
   Changes in assets and liabilities:
     Accounts receivable                    63,410    (229,415)   (283,110)   (128,962)
     Prepaid expenses and other
       current assets                      (14,514)      9,370       3,601      11,289
     Other assets                            7,632      44,156      60,150      11,511
     Accounts payable and accrued
       liabilities                           6,202    (666,700)   (623,230)    179,409
     Customer deposits                           -           -        (481)          -
                                        ----------  ----------  ----------  ----------
  Net cash provided by (used in)
    operating activities                   169,389     659,003    (252,803)    437,343

 Cash flows from investing activities
  Purchases of property and equipment         (470)    (10,110)   (109,202)    (51,230)

 Cash flows from financing activities
  Distributions to stockholders           (159,345)    (30,325)   (269,134)   (144,742)
                                        ----------  ----------  ----------  ----------
  Net increase (decrease) in cash and
   cash equivalents                          9,574     699,438    (631,139)    241,371

 Cash and cash equivalents at
   beginning of period                     553,500     943,268   1,184,639     943,268
                                        ----------  ----------  ----------  ----------
 Cash and cash equivalents at
   end of period                       $   563,074 $   243,830 $   553,500 $ 1,184,639
                                        ==========  ==========  ==========  ==========

 Supplemental disclosure of cash
   flow information
     Cash paid for interest            $         - $         - $         - $         -
                                        ==========  ==========  ==========  ==========
     Cash paid for income taxes        $         - $         - $         - $         -
                                        ==========  ==========  ==========  ==========

 The accompanying notes are an integral part of these consolidated financial statements.


                      TELENATIONAL COMMUNICATIONS, INC.

                        NOTES TO FINANCIAL STATEMENTS
                          December 31, 2005 and 2004


 NOTE 1.  NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Description of the Company
 --------------------------

 Telenational Communications, Inc. (the "Company") was founded in May 1997 as a Delaware S corporation. The Company is a wholly owned subsidiary of Apex, Inc. ("Apex") The Company provides a variety of telecommunications services to corporations, consumers, communication carriers and internet service providers primarily for the transmission of voice and data traffic and other communications services. The Company also sells telecommunications services for both the foreign and domestic termination of international long distance traffic to wholesalers. The Company is located in Omaha, Nebraska.

 Unaudited Interim Information
 -----------------------------

 The interim financial statements of the Company included in these audited financial statements are unaudited and do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments consisting of normal recurring adjustments considered necessary for a fair presentation of the financial position and operating results for the three month periods ended March 31, 2006 and 2005 have been included. Operating results for the three month period ended March 31, 2006 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2006.

 Management Estimates
 --------------------

 The preparation  of  financial  statements  in  conformity  with  accounting principles generally  accepted  in the  United  States of  America  requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and results of operations. These estimates are based on historical experience and information that is available to management about current events and actions the Company may take in the future. Significant items subject to estimates and assumptions include the allowance for doubtful accounts. Actual results could differ from these estimates.

 Cash and Cash Equivalents
 -------------------------

 The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

 Accounts Receivable
 -------------------

 Accounts receivable represent amounts due from customers and are stated at the amount the Company expects to collect. The Company generally does not require collateral from its customers. The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. Management considers the following factors when determining the probability of collecting specific customer accounts: customer credit-worthiness, past transaction history with the customer, current economic industry trends, and changes in customer payment terms. If the financial condition of the Company's customers were to deteriorate, adversely affecting their ability to make payments, additional allowances would be required.

 Based on management's assessment, the Company provides for estimated uncollectible amounts through a charge to earnings and a credit to a valuation allowance. Balances that remain outstanding after the Company has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to accounts receivable.

 Property and Equipment
 ----------------------

 Property and equipment are stated at cost. Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the assets ranging from 3 to 15 years. Leasehold improvements are amortized over the shorter of the estimated useful life of the asset or the remaining term of the related lease.

 Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

 Long-Lived Assets
 -----------------

 Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets might not be recoverable. The Company does not perform a periodic assessment of assets for impairment in the absence of such information or indicators. Conditions that would necessitate an impairment include a significant decline in the observable market value of an asset, a significant change in the extent or manner in which an asset is used, or a significant adverse change that would indicate that the carrying amount of an asset or group of assets is not recoverable. For long-lived assets to be held and used, the Company recognizes an impairment loss only if an impairment is indicated by its carrying value not being recoverable through undiscounted cash flows. The impairment loss is the difference between the carrying amount and the fair value of the asset estimated using discounted cash flows.

 Revenue Recognition
 -------------------

 The  Company's  revenues   result  from  monthly   recurring  billings   for
 telecommunications services including long distance, international re-origination, calling card, and other services. These revenues are recognized as the services are delivered. The Company records payments received in advance as deferred revenue until such services are provided.

 Sales and Marketing Costs
 -------------------------

 Sales and marketing costs consist primarily of agent commissions and are expensed in the period incurred.

 Income Taxes
 ------------

 The Company has elected to be an "S" Corporation for Federal tax purposes. Accordingly, the Company is generally not subject to federal income taxes. Taxable income or loss is included in the shareholders federal tax return. The Company is subject to various state income taxes. Current and deferred state taxes are not significant to the Company's financial statements.


 NOTE 2.  PROPERTY AND EQUIPMENT

 Property and equipment at December 31, 2005 and 2004 consists of the following:

                                               2005         2004
                                             --------     --------
      Switch and peripheral equipment       $ 165,894    $ 142,579
      Leasehold improvements                   12,447       12,447
      Office Equipment                          9,789        9,789
      Furniture and fixtures                   89,216       45,457
      Computer equipment                      117,152       75,024
                                             --------     --------
                                              394,498      285,296
      Less accumulated depreciation
        and amortization                     (175,251)    (118,635)
                                             --------     --------
                                            $ 219,247    $ 166,661
                                             ========     ========


 NOTE 3.  LEASE COMMITMENT

 The Company leases office space for its corporate headquarters and operations under a noncancelable operating lease which expires in September 2006. Future minimum lease payments required under the operating lease for the year ended December 31, 2006 total $74,355.

 Rent expense for the years ended December 31, 2005 and 2004 totaled $98,932 and $96,662, respectively.


 NOTE 4.  RETIREMENT PLAN

 The Company offers a 401(k) retirement plan ("the Plan") to its employees who are at least 21 years of age and have completed 90 days of service with the Company. The Company makes matching contributions equal to 50% of employee contributions up to a maximum of 6% of annual compensation. During the years ended December 31, 2005 and 2004, the Company contributed approximately $7,522 and $24,205 respectively, to the Plan.


 NOTE 5.  CONCENTRATIONS AND CREDIT RISK

 Financial instruments which potentially subject the Company to concentration of credit risk consist primarily of trade accounts receivable. The Company sells its products primarily to customers geographically dispersed throughout the United States and has some international customers. At March 31, 2006 and December 31, 2005 and 2004, three customers accounted for approximately 32%, 31% and 26% of the Company's total accounts receivable, respectively. No single customer accounted for more than 10% of the
 Company's revenues for the periods ended March 31, 2006 and 2005 or the years ended December 31, 2005 or 2004. The Company extends credit to its customers without collateral. The Company from time to time will require prepayment from customers. Management has evaluated accounts receivable at December 31, 2005 and 2004 and has provided an allowance for the estimated uncollectible accounts. In the event of complete non-performance of accounts receivable, the maximum exposure to the Company is the recorded amount on the balance sheets.

 The Company maintains funds in bank accounts which, from time to time, exceed federally insured limits. To minimize risk, the Company places it's cash with high credit quality institutions.


 NOTE 6.  SUBSEQUENT EVENT

 On May 5, 2006, the Company finalized a Purchase Agreement (the "Agreement") to sell all of its issued and outstanding shares of common stock to Rapid Link Incorporated, ("Rapid Link") a public telecommunications entity. Under the terms of the Agreement, the Company will receive the initial consideration from Rapid Link of $1.0 million in notes payable and 9,587,500 shares of Rapid Link common stock and contingent consideration of $500,000 in cash, payable within 90 days of closing, provided that the actual gross margin during this 90-day period is greater than the Average Gross Margin, as defined in the Agreement. If the actual gross margin is less than the Average Gross Margin, this cash payment will be reduced proportionately. In addition, the agreement included a contingent stock payment of 9,587,500 shares provided the aggregate gross margin for the 12-month period is not less than $3.6 million, subject to adjustment based on any shortfall. On June 5, 2006, the board of Rapid Link resolved to waive the contingent stock payment of 9,587,500 commons shares and issue them immediately.

 Additionally, upon closing the shareholders of Apex provided a working capital loan to Rapid Link in the amount of $400,000. This loan will be payable in 12 equal monthly installments of principal and interest. The loan will accrue interest at the rate of 8% percent per annum.